Exhibit 3.1

ARTICLES OF AMENDMENT
OF
BANNER CORPORATION

Banner Corporation, a corporation organized and existing under the laws of the State of Washington (the “Corporation”), in accordance with the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington thereof, does hereby certify and submit for filing these Articles of Amendment to its Articles of Incorporation:

FIRST:                      The name of the corporation is Banner Corporation.

SECOND:                 The amendment revised the first sentence of Article IV of the Corporation’s Articles of Incorporation to read as follows:

ARTICLE IV.            Capital Stock.  The total number of shares of all classes of capital stock which the corporation has authority to issue is 75,500,000, of which 75,000,000 shall be common stock of par value of $0.01 per share, and of which 500,000 shall be serial preferred stock of par value $0.01 per share.

THIRD:                      These Articles of Amendment to the Articles of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH:                  The amendment was adopted on August 26, 2009.

FIFTH:                       The amendment was duly approved by the shareholders of the Corporation in accordance with the provisions of Sections 23B.10.030 and 23B.10.040 of the Revised Code of Washington.

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SIGNATURE

Banner Corporation has caused these Articles of Amendment to be signed by D. Michael Jones, its President and Chief Executive Officer, this 28th day of August, 2009.

BANNER CORPORATION

/s/ D. Michael Jones
D. Michael Jones
President and Chief Executive Officer

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